Exhibit 99.1

**** IMPORTANT REMINDER ****

Dear Stockholder:

By now, you should have received your proxy material for the 2013 First Connecticut Bancorp, Inc. Annual Meeting scheduled to be held on May 15, 2013.  Our records indicate that you had not yet voted your shares at the time of the mailing of this reminder letter.

Your vote is extremely important.  PLEASE VOTE TODAY.  Please, sign and return the enclosed proxy card in the envelope provided.

Your Board recommends that you vote FOR the election of all named director nominees, FOR the approval of an advisory (non-binding) proposal on the Company’s executive compensation, and FOR the ratification of our independent public accountants.

YOUR VOTE IS IMPORTANT

WE URGE YOU TO EXERCISE YOUR RIGHT TO VOTE TODAY.

If you sign and return the enclosed form without indicating a different choice, your shares will be voted as recommended by the Board of Directors.

If you have any questions or if you need assistance voting, please call Morrow & Co., LLC, our proxy solicitor, toll-free at 1-855-222-5261.

Thank you for your investment in First Connecticut Bancorp, Inc., and for taking the time to vote your shares.

Sincerely,

John J. Patrick, Jr.
Chairman, President and CEO